Exhibit 10.1

ADVANCED MICRO DEVICES, INC.

2000 EMPLOYEE STOCK PURCHASE PLAN

The following constitutes the provisions of the Advanced Micro Devices, Inc. 2000 Employee Stock Purchase Plan as amended through May 24, 2007 (the “Plan”). The terms “Corporation” and “AMD” refer to Advanced Micro Devices, Inc. and, where appropriate, any Participating Subsidiary of Advanced Micro Devices, Inc.

1. Purpose. The purpose of the Plan is to foster continued cordial employee relations by providing employees of the Corporation and Participating Subsidiaries with an opportunity to purchase Common Stock of the Corporation through options to acquire the stock on favorable terms and to elect to exercise such options through payroll deductions. It is the intention of the Corporation that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, the Plan authorizes the grant of options and issuance of Common Stock which do not qualify under Section 423 of the Code pursuant to sub-plans or special rules adopted by the Board or the Committee designed to achieve desired tax or other objectives in particular locations outside the United States.

2. Definitions.

(a) “Affiliate” means (i) any Participating Subsidiary and (ii) any other entity in which the Corporation has an equity interest or significant business relationship and which has been designated as an “Affiliate” by the Board or the Committee for purposes of the Plan.

(b) “Board” means the Board of Directors of the Corporation.

(c) “Business Day” means a day on which AMD Common Stock is publicly traded.

(d) “Committee” means the committee designated by the Board pursuant to Paragraph 13(a) below to administer this Plan.

(e) “Common Stock” means the common stock of Advanced Micro Devices, Inc., par value $0.01.

(f) “Compensation” in connection with qualified options under Section 423 of the Code, means salaries, 50% of non-executive sales incentives, shift differential and lead pay. Bonuses, overtime, special awards, 100% of executive sales incentives, 50% of non-executive sales incentives, cash profit sharing, income attributable to the exercise of a stock option and reimbursements and allowances are excluded. For options not intended to be qualified under Section 423 of the Code, “Compensation” may vary as determined by the Board or the Committee.

(g) “Employee” means any person, including an officer, employed by the Corporation or its Participating Subsidiaries or Affiliates. Individuals who provide services to the Corporation or any of its Participating Subsidiaries or Affiliates as independent contractors, who are reclassified as common law employees for any reason other than for federal income and employment tax purposes, are not eligible Employees. “Employee” shall not mean any individual who is not classified as an Employee on the payroll records of the Corporation or an Affiliate (including, but not limited to, an individual who is a leased employee, who is classified as a consultant, independent contractor, or other non-employee category), even if such classification is determined to be erroneous, or is retroactively revised by a governmental agency, by court order or as a result of litigation, or otherwise. In the event the classification of an individual is determined to be erroneous or is retroactively revised, the individual shall nonetheless continue to be excluded from participation in the Plan for all periods prior to the date the Committee determines to classify such individual as an Employee.

(h) “Participating Subsidiary” means any company during any period in which it is a “subsidiary corporation” as that term is defined in Code section 424(f) with respect to the Corporation and which has been designated as a “Participating Subsidiary” by the Board or the Committee.

(i) “Offering Period” shall have meaning assigned by Paragraph 4.

(j) “Option Grant Date” means the first Business Day of each Offering Period of the Plan.

(k) “Purchase Date” means the last Business Day of each Offering Period of the Plan.

3. Eligibility. Any Employee who shall be employed by the Corporation, its Participating Subsidiaries or an Affiliate on the first day of an Offering Period, shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Paragraph 5. All Employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which may be mandated by local law and which are consistent with Code Section 423(b)(5); provided, however, that Employees participating in a sub-plan adopted pursuant to Paragraph 13(b) which is not designed to qualify under Code Section 423 need not have the same rights and privileges as Employees participating in the Code Section 423 Plan. The Board or the Committee may impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

4. Offering period. Absent action by the Board, each Offering Period shall extend for three calendar months commencing on the first Business Day on or after February 1, May 1, August 1 and November 1 of each year and ending on the last Business Day of the third month.

5. Participation.

(a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deduction or electing to make contributions in a form acceptable to the Board or the Committee on the form provided by the Corporation and filing it with the designated Corporation office not later than the 15th day of the month prior to a new Offering Period or such other date as may be determined by the Board or the Committee; provided that participants who go on a leave of absence are subject to the special rules set forth in Paragraph 10(c) hereof; and provided further that an Employee who commences employment in the month prior to a new Offering Period may complete a subscription agreement on the date he commences employment. An Employee who becomes eligible to participate in the Plan on or after an Option Grant Date may not participate until the next Offering Period.

(b) If applicable, payroll deductions for a participant for any offering period shall commence with the first payroll following the Option Grant Date and shall end with the Purchase Date of the offering, unless sooner terminated by the participant as provided in Paragraph 10, or by the Corporation.

(c) Notwithstanding any other provisions of the Plan to the contrary, in locations where local law prohibits payroll deductions, an eligible employee may elect to participate through contributions to his account under the Plan in a form acceptable to the Board or the Committee.

6. Payroll Deductions/Contributions.

(a) At the time a participant files his subscription agreement, he shall elect to have payroll deductions made on each payday during the Offering Period at a rate not exceeding twenty percent (20%) of the Compensation which he would otherwise receive on such payday, provided that the aggregate of such payroll deductions during the Offering Period shall not exceed twenty percent (20%) of the aggregate compensation which he would otherwise have received during said Offering Period. The Board or the Committee shall determine whether the amount to be deducted from each paycheck is to be designated as a specific dollar amount, or as a percentage of the eligible Compensation being paid on such pay day, or as either, and may also establish a minimum percentage or amount for such payroll deductions.

(b) In countries where local law prohibits payroll deductions, at the time a participant files his subscription agreement, he shall elect to make contributions on each payday during the Offering Period at a rate not exceeding twenty percent (20%) of the Compensation which he receives on such payday, provided that the aggregate of such contributions during the Offering Period shall not exceed twenty percent (20%) of the aggregate compensation which he would receive during said Offering Period. The Board or the Committee shall determine whether the amount to be contributed is to be designated as a specific dollar amount, or as a percentage of the eligible Compensation being paid on such payday, or as either, and may also establish a minimum percentage or amount for such contributions.

(c) All payroll deductions authorized by a participant shall be credited to his account under the Plan.

(d) A participant may discontinue his participation in the Plan as provided in Paragraph 10, and may decrease or increase the rate of his payroll deductions only one time during the Offering Period by completing and filing with the Corporation a new authorization for payroll deduction. The change in rate shall become effective no later than the next available pay period after the Corporation’s receipt of the new authorization.

7. Grant of Option

(a) On the Option Grant Date of each Offering Period, each participant during such Offering Period shall be granted an option to purchase on each Purchase Date the number of shares of Common Stock determined by dividing the payroll deductions or contributions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable option price as set forth in Paragraph 7(c) below; provided, however, that such purchase shall be subject to the limitations set forth in Paragraphs 6(b) and 12(a) hereof and the following additional limits:

(i)	The number of shares which may be purchased by any Employee for the first Offering Period to occur in any calendar year may not exceed the number of shares determined by dividing $25,000 by the fair market value of a share of Common Stock on the first day of such Offering Period.

(ii)	The number of shares which may be purchased by an Employee for any subsequent Offering Period which occurs in the same calendar year (as referred to in subsection (i) above) shall not exceed the number of shares determined by performing the calculation below:

Step One: The number of shares purchased by the Employee during any previous Offering Period in the same calendar year shall be multiplied by the fair market value of a share of Common Stock on the first day of such previous Offering Period in which such shares were purchased.

Step Two: The amount determined in Step One shall be subtracted from $25,000.

Step Three: The amount determined in Step Two shall be divided by the fair market value of a share of Common Stock on the first day of such subsequent Offering Period (for which the maximum number of shares which may be purchased is being determined by this calculation) occurs. The quotient thus obtained shall be the maximum number of shares which may be purchased by any Employee for such subsequent Offering Period.

(b) Notwithstanding any provisions of the Plan to the contrary, any option granted to an Employee shall be limited so that immediately after the grant, such Employee would not own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of any Participating Subsidiary of the Corporation (including stock which the employee may purchase under outstanding options and stock, the ownership of which is attributed to the Employee under Section 424 (d) of the Code).

(c) The purchase price per share of such shares shall be the lower of: (i) 85% of the fair market value of a share of the Corporation’s Common Stock at the Option Grant Date; or (ii) 85% of the fair market value of a share of the Corporation’s Common Stock at the Purchase Date. The fair market value of the Corporation’s Common Stock on said dates shall be the closing price on the New York Stock Exchange for such date, or if no sale is made on such date, the corresponding closing price on the first preceding date on which the Corporation’s Common Stock was sold.

(d) Any excess contributions remaining in the Employee’s account after the purchase of the shares on the Purchase Date will be returned to the employee, or at the employee’s election may be rolled over for use in future Offering Periods in locations where the Board or the Committee have determined that such rollover is available under the Plan.

8. Exercise of Option. Unless a participant withdraws from the Plan as provided in Paragraph 10, his option for the purchase of shares will be exercised automatically for the number of whole and fractional shares which the accumulated payroll deductions in his account could purchase at the applicable option price on the Purchase Date. During his lifetime, a participant’s option to purchase shares hereunder is exercisable only by him.

9. Delivery. As promptly as practicable after the Purchase Date of each offering, the Corporation shall arrange the delivery to the participant’s account at the Corporation’s approved brokerage firm, the number of shares purchased on exercise of his option.

10. Withdrawal; Termination of Employment.

(a) A participant may withdraw all, but not less than all, the funds credited to his account under the Plan at any time before five (5) business days before the Purchase Date by giving written notice to the Corporation on a form provided for such purpose. All of the participant’s funds credited to his account will be paid to him promptly after receipt of his notice of withdrawal, his option for the current Offering Period will be automatically cancelled, and if contributions were elected to be made through payroll deductions, no further payroll deductions for the purchase of shares will be made during the Offering Period.

(b) Upon termination of the participant’s employment for any reason, including retirement, permanent disability or death, the funds credited to his account will be returned to him or, in the case of his death, to his estate, and his option will be automatically cancelled.

(c) If local law allows for exclusion of part-time employees, in the event an Employee fails to remain in the continuous employ of the Corporation or its Participating Subsidiaries or Affiliates for customarily at least twenty (20) hours per week during an Offering Period, he will be deemed to have elected to withdraw from the Plan and the funds credited to his account will be returned to him and his option cancelled; provided that a participant who goes on an unpaid leave of absence shall be permitted to remain in the Plan with respect to an Offering Period which commenced prior to the beginning of such leave of absence. If such participant is not guaranteed reemployment by contract or statute and the leave of absence extends beyond 90 days, such participant shall be deemed to have terminated employment on the 91st day of such leave of absence. If the participant elected to make contributions to the Plan through payroll deductions, the payroll deductions for a participant who has been on an unpaid leave of absence will resume at the same rate as in effect prior to such leave upon return to work unless changed by such participant or unless the participant has been on an unpaid leave of absence either throughout an entire Offering Period or for more than ninety (90) days, in which cases the participant shall not be permitted to re-enter the Plan until a subscription agreement is filed with respect to a subsequent Offering Period which commences after such participant has returned to work from the unpaid leave of absence.

(d) A participant’s withdrawal from an offering will not have any effect upon his eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Corporation.

11. No Interest. No interest shall accrue on the payroll deductions or contributions of a participant in the Plan unless local law requires that payroll deductions or contributions be held in an interest-bearing account.

12. Stock.

(a) The maximum number of shares of the Corporation’s Common Stock which may be sold pursuant to options exercised under the Plan shall be 25,500,000 shares, subject to adjustment upon changes in capitalization of the Corporation as provided in Paragraph 18. The shares to be sold to participants in the Plan may be, at the election of the Corporation, either treasury shares or shares authorized but unissued. In addition, the officers of the Corporation are authorized to acquire shares of the Corporation’s Common Stock in the open market for resale under this Plan. If the total number of shares which would otherwise be subject to options granted pursuant to Paragraph 7(a) hereof at the Option Grant Date exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Corporation shall make a pro rata allocation of the shares remaining available for option grant in as uniform and equitable a manner as is practicable. In such event, the Corporation may reduce the rate of contributions as appropriate.

(b) The participant will have no interest or voting right in shares covered by his option until such option has been exercised.

(c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in street name in the participant’s account at the Corporation’s approved brokerage firm.

13. Administration.

(a) The Plan shall be administered by the Board or a Committee appointed by the Board. The Board may from time to time remove members from or add members to the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. Acts taken or approved by a majority of the Committee at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the valid acts of the Committee.

(b) The Board or the Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Board or the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. The Board or the Committee may adopt such rules, guidelines and forms as the applicable laws allow to accomplish the transfer of secondary Class 1 National Insurance Contributions (“NIC”) in the United Kingdom (“UK”) from the employer to the participants in the UK and to make such transfer of NIC liability a condition to the exercise of options in the UK.

(c) The Board or the Committee may also adopt sub-plans applicable to particular Participating Subsidiaries, Affiliates or locations, which sub-plans may be designed to be outside the scope of Code Section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Paragraph 12(a) above, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(d) The administration, interpretation or application of the Plan by the Board or the Committee shall be final, conclusive and binding upon all participants. Members of the Board or the Committee who are eligible Employees are permitted to participate in the Plan.

(e) No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorney’s fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided that within sixty (60) days after institution of any such action, suit or proceeding the Committee member seeking indemnification shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

(f) All costs and expenses incurred in administering the Plan shall be paid by the Corporation. The Board or the Committee, if any is appointed, may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan.

14. Transferability. Neither funds credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the participant and options granted hereunder are exercisable, during the participant’s lifetime, only by the participant. Any such attempt at assignment, transfer, pledge or other disposition, shall be void and without effect, except that the Corporation may treat such act as an election to withdraw funds in accordance with Paragraph 10.

15. Use of Funds. All funds received or held by the Corporation under the Plan may be used by the Corporation for any corporate purpose, and the Corporation shall not be obligated to segregate such funds unless segregation of accounts is required by local law.

16. Statements. Statements of account will be given to participating Employees promptly following each Purchase Date, which statements will set forth the amounts of payroll deductions or funds accumulated in the Employees’ account, the per share purchase price, the number of shares purchased and any excess contributions.

17. Changes in Capitalization. In the event of any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, exchange of shares or the like, the number of shares then subject to option and the number of authorized shares remaining available to be sold shall be increased or decreased appropriately, with such other adjustment as may be deemed necessary or equitable by the Board.

18. Amendment. The Board of Directors may at any time amend the Plan. No such amendment may make any change in any option previously granted which adversely affects the rights of any participant without such participant’s consent. No amendment for which shareholder approval is required shall be effective unless such approval is obtained within the required time period. Whether shareholder approval is required shall be determined by the Board or the Committee and consistent with the rules of the Securities Exchange Commission, the Code or the stock exchange(s) on which the Corporation’s shares are listed, as such rules are in effect at the time the Plan amendment becomes effective.

19. Termination. The Board of Directors of Advanced Micro Devices, Inc. may at any time terminate the Plan. No such termination will affect options previously granted. Unless sooner terminated by the Board, this Plan shall terminate February 1, 2011.

20. Notices. All notices or other communications by a participant to the Corporation in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Corporation at the location, or by the person, designated by the Corporation for the receipt thereof.

21. Government and Other Regulations. The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Corporation’s obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Corporation, be required. Any amendments requiring shareholder approval shall take effect only subject to such approval.

22. Applicable Law. The interpretation, performance and enforcement of this Plan shall be governed by the laws of the State of California.